EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-18929 and 333-82953) on Form S-3 and in the registration statements (No. 333-108162, 333-118976, 333-118977, 333-124964, 333-143203 and 333-143204) on Form S-8  of Noble Energy, Inc. of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Noble Energy, Inc. Our report refers to changes in the methods of accounting for stock-based compensation and defined benefit pension and other post retirement plans.

KPMG LLP

Houston, Texas
February 25, 2008